           Statement Regarding Computation of Per Share Earnings

   Registrant's Basic and Diluted Earnings Per Share (in millions except per share amounts)

                                                            EXHIBIT 11
                                                            ----------

                                                    Three months ended,
                                                        January 31
                                                    -------------------
                                                      1998      1997

Basic earnings per share

Net earnings                                          $929       $912

Number of shares on which basic earnings per share is based:

Weighted-average common shares outstanding
  during the period                                  1,038      1,017

Basic earnings per share                              $.89       $.90
                                                     =====      =====

Diluted earnings per share

Net earnings                                          $929       $912
  Adjustment for interest expense, net of tax            6          -
                                                     -----      -----
  Net earnings, adjusted                               935        912

Number of shares on which diluted earnings per share is based:

Weighted-average common shares outstanding
  during the period                                  1,038      1,017

Weighted-average dilutive potential common shares:
  Stock options                                         28         30
  Convertible zero-coupon notes due 2017                10          -

Number of shares and equivalents on which
  diluted earnings per share is based                1,076      1,047

Diluted earnings per share                            $.86       $.87
                                                     =====      =====

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